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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE
DECEMBER  18, 2002

DENVER, Colorado, December 18, 2002 - Southwestern Water Exploration Company, a Colorado corporation engaged in water exploration (the "Company"), today announced the appointment of Tor Boswick, a member of the Company's board of directors, as the Company's new chairman of the board and chief executive officer. Mr. Boswick's appointment was made after Steven B. Misner, the Company's former CEO and chairman of the board, resigned as an officer and director of the Company. In addition, the board of directors accepted the resignation of Barbara J. McAllister as a member of the Company's Board of Directors and the chief financial officer, secretary and treasurer, effective today. The Company's Board of Directors is currently conducting a search for Ms. McAllister's successor as chief financial officer.

The Board of Directors accepted the resignations of Misner and McAllister after learning that Misner and McAllister, as directors of American Institute of Formation Evaluation, Ltd., a Canadian corporation, had been charged in Canada with evading compliance with the Income Tax Act of Canada, by failing to comply with the requirements of a garnishment order. On November 21, 2002, McAllister pleaded guilty to the charges against her and was fined $30,445.00. Misner was charged with six additional offenses, which include failure to report an aggregate of $270,304.75 in personal income for the years 1993 through 1996. Misner is scheduled to appear in court in Canada on these charges in August 2003.

The Board of Directors also announced that the U.S. Securities and Exchange Commission (the "Commission") is currently investigating the Company to determine whether there were violations of the federal securities laws by the Company or any of its officers, directors or employees. The Company has been providing documents and other information requested by the Commission in the course of its investigation. The Commission has not at this time brought an action against the Company, and the Company is cooperating fully with the Commission and has initiated its own independent investigation.

Mr. Boswick and Thomas W. Lenney, the Company's president, will continue to manage the Company's operations. Mr. Boswick, 35, has been active in corporate management and strategic business consulting for over 12 years. He has served as the chief executive officer and vice chairman of the board in several instances. Mr. Lenney joined the company as president and COO on October 15, 2001, and has over 21 years of experience in the oil and gas industry as an exploration geologist.